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Exhibit 10.11

AGREEMENT

        Entered into this 1 day of 07, 2001 by and among

COMVERSE INFOSYS LTD, a company organized under the laws of the State of Israel with its offices at 23 Habarzel St., Tel-Aviv, Israel and/or its subsidiaries or affiliates ("Comverse"); and

COMVERSE INFOSYS (SINGAPORE) PTE LTD, a company organized under the laws of the Republic of Singapore, with its offices at                        , Singapore (the "Company").

WHEREAS Comverse develops, manufactures and markets products for digital recording, monitoring and processing telecommunication signals, and provides related services; and

WHEREAS the Company is a partially owned subsidiary of Comverse, established under the name Pacific Links Technologies Pte Ltd., which sells and supports certain of Comverse' products in Singapore, Brunei and Myanmar; and

WHEREAS the parties wish to extend the Company's activities so that the Company shall serve as a non-exclusive distributor of additional Comverse' products, pursuant to the terms and conditions of this Agreement;

NOW THEREFORE, in consideration of the promises and of the mutual covenants and obligations hereinafter set forth, the parties hereto agree as follows:

1.    General Scope of the Agreement

1.1    This Agreement set forth the relationship between the parties in the following areas and services to be provided to Comverse by the Company:

(a)
Distribution of CCD Products;

(b)
Furnish of office facilities and employee services;

(c)
Pass-through services;

1.2    The services provided by the Company shall be independent from each other.

2.    Distribution of CCD Products by the Company

        2.1  The Company is hereby appointed as a non-exclusive distributor of Comverse CCD Products in Singapore. "CCD Products" shall mean the products manufactured by the Call Center Division (CCD) of Comverse, as listed in Exhibit A, all as may be available from time to time by Comverse.

        2.2  The Company shall be entitled to a discount from the prices published in Comverse' end-user APAC price list, as they shall be from time to time, on purchase of CCD Products from Comverse under this Agreement. The rate of discount shall be agreed upon in writing between the parties from time to time. At the date of this Agreement the rate of discount is detailed in Exhibit C hereto. In any event, all end user prices must be approved by Comverse.

        2.3  The payment terms which shall apply to the purchase of the CCD Products are detailed in Exhibit C hereto. The delivery terms of the CCD Products shall be DDU Singapore, as defined in Incoterms 2000.

        2.4  The Company shall hire and employ a dedicated sales account manager who will be responsible for the promotion and marketing of the CCD Products in Singapore. In the event a sale is made through Comverse' sales personnel, the Company will support the pre-sales activities and will report to Comverse' CCD, regional manager for South East Asia.

        2.5  The Company shall provide Comverse on a quarterly basis with a rolling twelve (12) month forecast of its future requirements of CCD Products, which will be approved by Comverse ("Annual

Quota"). Such Annual Quotas shall not bind or commit any of the parties for themselves, except that Comverse may rely on such forecasts in preparing to meet shipment requirements of CCD Products.

        2.6  The Company will take all reasonable efforts to enter into after-warranty service contracts (either full service or on a per call basis) with its customers concerning the CCD Products. The Company will enter into a relevant service agreement with Comverse for every service contract with its customers in accordance with Comverse' support service policy as shall be from time to time, in consideration detailed in Exhibit C.

        2.7  Comverse reserves the right to appoint any other person or entity as a distributor of the CCD Products in Singapore, as it deems appropriate.

3.    Furnish of Office Facilities and Employee Services

        3.1  The Company shall provide office space and secretarial assistance to Comverse in the Company's main office in Singapore, as well as appropriate space for demos room, meetings, warehouse and storage space; Comverse shall pay the Company a monthly sum of S$1,500 (fifteen hundred Singapore Dollar) for the office and secretarial assistance provided by the Company at the date of this Agreement. Any change in the scope of office space and secretarial assistance shall be agreed on from time to time by the parties.

        3.2  Upon request of Comverse, at its discretion, the Company shall employ personnel on behalf of Comverse ("Comverse Personnel"), on the terms and conditions of employment, and total employment cost as provided by Comverse. Comverse shall pay the Company the Comverse Personnel salary and social benefits costs, and shall reimburse the Company other out of pocket employment expenses incurred by the Company directly as a result of the employment of the Comverse Personnel. The Comverse Personnel shall report in administrative matters to the general manager of the Company, and in professional matters to the relevant Comverse employees.

        3.3  Comverse may, at its discretion, discontinue any of the services provided by the Company in accordance to this Section 5, upon a 90 (ninety) days written notice to the Company.

4.    Intentionally Deleted.

5.    General Responsibilities of the Company as a Distributor

In addition to all other rights and obligations set forth in this Agreement, as long as the Company serves as a distributor to the CCD Products, the Company shall, at its sole cost and expense:

        5.1  Provide competent technical support services, including installation services for the CCD Products to the Company's customers, as is required from a distributor of Comverse.

        5.2  Maintain at all times sufficient stock to meet and supply reasonable estimated demand and a stock of spare parts and accessories sufficient for its maintenance and service obligations hereunder.

        5.3  Use its best efforts to promote, advertise, sell and market the CCD Products in Singapore, including in pre-sales activities such as presentations, demonstrations, training seminars, preparing proposals, and such other activities as shall be agreed by the parties from time to time.

        5.4  Obtain and maintain any and all import and business licenses or permits required in Singapore in connection with the Company's activities hereunder and comply with all necessary governmental approvals, licenses, permits and consents in connection with the importation, sale and use of the CCD Products as are or may be promulgated by authorized governmental authorities and required in order to carry out the terms of this Agreement.

        5.5  Report to Comverse on a quarterly basis on the Company's marketing potential, trends and forecasts, competition, marketing techniques, current developments in Singapore changes of regulations governing the sale of Products in therein and amounts of Products sold by the Company; and

        5.6  Provide Comverse promptly with customer comments and follow-up information and furnish Comverse with copies of documentation and correspondence relating to technical support and sale of the Products.

        5.7  The Company will send its technical and sales personnel to participate in periodic technical an d sales training seminars at Comverse as will be agreed by the parties from time to time, but at least twice a year. The Company will bear the cost of travel and living expenses of its employees during such seminars.

6.    Responsibilities of Comverse

        In addition to its other rights and obligations set forth in this Agreement, Comverse shall:

        6.1  Promptly accept and confirm or reject, as appropriate, all orders and make every reasonable effort to deliver the CCD Products, as set forth in orders made by the Company pursuant to the terms of this Agreement.

        6.2  Promptly respond to the Company's requests for information regarding the Products and/or their availability.

        6.3  Provide the Company with complete sales and technical information for the products and keep the Company informed of all specification changes, and supply the Company, for its own use, without charge, sufficient copies of marketing, sales and technical information, literature, brochures, catalogues, application and engineering data, price lists and such other information and sale aids as required by the Company for the Company to solicit the sales of the CCD Products.

7.    Scope and Limitations of Authority

        7.1  This Agreement does not create an agency, joint venture or partnership between Comverse and the Company. The Company shall operate under this Agreement only as an independent distributor and a technical support representative of Comverse and not as a principal.

        7.2  Neither party shall have the authority to act for or bind the other in any way, to execute agreements on behalf of the other or to represent that either party is in any way responsible for the acts or omissions of the other, unless specifically agreed otherwise in writing.

8.    Confidential Information

        Comverse has already made available to the Company and will continue to make available to the Company from time to time information, data, and material of a proprietary nature, of technical, business and financial nature. Such information is considered as confidential ("Confidential Information"). The Company shall use such Confidential Information only to the extent necessary to carry out the terms of this Agreement, and shall not disclose Confidential Information to others or otherwise use the Confidential Information without the prior written consent of Comverse. The Company shall treat the Confidential Information with the same degree of care as it would exercise in handling its own confidential or proprietary information, but in no event less than reasonable care, and may disclose the Confidential Information to any person including employees, consultants and/or contractors and/or potential and actual customers, only on a "need to know basis' and provided such person or entity is bound by a like obligation of confidentiality. Upon termination or cancellation of this Agreement for any reason, all such data, proprietary information and Confidential Information of

Comverse shall be immediately returned by the Company to Comverse and the limitations and undertakings specified in this paragraph shall survive such termination and shall remain in effect.

9.    Proprietary Rights

        9.1  The Company acknowledges and agrees that all proprietary rights in the Products, including but not limited to patents, copyrights and trademarks, are and shall remain at all times the exclusive property of Comverse.

        9.2  Comverse hereby grants the Company a limited, non-transferable, non-exclusive and personal license (without the right to sublicense), valid during the term of this Agreement only, to use the Trademarks in the Territory, solely in connection with the Company's marketing and promoting the Products and fulfilling its obligations under the terms of this Agreement and in connection with related advertising therefore. For the purpose of this Agreement, "Trademarks" mean the trademarks, trade names and/or service marks specified in Exhibit B and any other name, mark or logo from time to time adopted and/or acquired and owned by Comverse, in connection with the CCD Products, whether registered as trademarks or service marks in the Territory or not.

        9.3  The Company shall not remove or alter the Trademarks affixed to any units of the Products in any manner. The Company shall not have or acquire any right, title or interest including good-will in the Trademarks, either used alone or in conjunction with other words or names, or in the good will thereof, and shall not use any such Trademarks without the express written consent of Comverse. The Company shall not affix to any units of the Product any other trademarks or other marks, unless specifically agreed to in writing by Comverse.

        9.4  Upon termination of this Agreement for any reason, the Company shall immediately return to Comverse all advertising sales or promotional material containing Trademarks, and shall refrain from any future use of the Trademarks.

10.  Term

        This Agreement shall be effective from the date of its execution between both parties and will remain in effect for a period of three (3) years thereafter, unless terminated in accordance with the provisions of Section 11 herein. Thereafter, the Agreement shall be automatically renewed for additional periods of one year each (each one year period an "Extended Term"), until either party gives a written notice of non-renewal at least 90 days prior to the beginning of any Extended Term, or until terminated as provided in Section 11 herein.

11.  Termination

        11.1 Either party may terminate this Agreement:

          11.1.1  By a 30 days written notice to the other party if it breaches a material term of this Agreement and such breach is not remedied to other party's satisfaction within such 30 days notice period. For the purpose of this Section 11.1.1 a breach of Sections 3.1, 3.2, 5.1, 5.4, 8, 9 or 11, as well as a breach of any other section which substantially adversely effect the performance of this Agreement, shall be deemed a material breach of the Agreement.

          11.1.2  Immediately if the other party becomes insolvent or unable to pay its obligations when they become due or sells all or substantially all of its capital stock or assets to a third party;

          11.1.3  Immediately if the other party files petitions for reorganization under bankruptcy laws or is adjudicated a bankrupt, or if a receiver is appointed for it, or if it makes an assignment for the benefit of creditors, or if an involuntary bankruptcy petition is brought against it and has not been discharged within thirty (30) days of the date brought.

        11.2    Partial Termination.    In addition to Section 11.1 above, Comverse may, at its sole discretion, elect to terminate only the relevant service or appointment the provisions of which the Company had not complied with, whether or not such breach was material as defined above, in the following manner:

          11.2.1  Comverse may, by a 30 days written notice as forth in Section 11.1.1, terminate only the appointment of the Company as a distributor of the CCD Products (set forth in Section 2) in the event that the Company has breached a specific obligation concerning the distribution of the CCD Products or did not achieve the Annual Quota during any year of the term of this Agreement. In the event of such partial termination the applicable terms and provisions of this Agreement shall terminate.

          11.2.2  In the event that Comverse had terminated the appointment of the Company as a distributor of the CCD Products (set forth in Section 2), the Company shall not be entitled to continue to use the Trademarks as listed in Exhibit B, including the Company's name, other than as shall explicitly be permitted by Comverse following such termination.

        11.3    Effect of Termination

          11.3.1  Upon termination or expiration of this Agreement in whole or in part, as the case may be, the Company shall immediately thereafter refrain from presenting itself as a representative, distributor or provider of technical support services of Comverse or of the Products, as applicable.

          11.3.2  Termination of this Agreement, in whole or in part, by either party for any reason shall not effect the rights and obligations of the parties accrued prior to the effective date of termination of this Agreement.

          11.3.3  No termination of this Agreement, however, shall release the parties hereto from their rights and obligations under Sections 8, 9, 10 and 11.3.

12.  Miscellaneous Provisions

        12.1    Force Major.    Either party shall be excused from any delay or failure in performance hereunder caused by causes beyond its control. If such delaying cause shall continue for more than ninety (90) days, the party injured by the inability of the other to perform shall have the right, upon written notice to the other party, to terminate this agreement.

        12.2    Entire Agreement.    This Agreement constitutes the entire agreement and understanding between the parties with respect to the subject matter contained herein and supersedes all prior agreements, oral or written, between the parties. Any amendment hereto must be in writing and signed by an authorized representative of Comverse and the Company.

        12.3    Notices.    All notices and requests required or authorized hereunder, shall be given in writing either by personal delivery to the party to whom the notice is to be given, by certified mail, addressed to the party intended at its address set forth above, or by facsimile. Notice shall be effective at the date of delivery in case of personal delivery, the date of the facsimile transmission, provided the receipt of the notice was confirmed by the other party in case of such facsimile transmission, or five days following the date upon which it is deposited for registered mail delivery, addressed to the party intended at its address set forth above.

        12.4    Waivers.    The failure or waiver of either party to require performance of any provision of this Agreement shall not affect the right to subsequently require the performance of such or any other provision of this Agreement and shall not constitute a waiver of any subsequent breach of that provision or any subsequent breach of any other provision of this Agreement.

        12.5    Settlement of Disputes.    The parties agree that any dispute arising out of the execution or performance of this Agreement which shall not be resolved in good faith by the parties, shall be settled in accordance with the settlement of the dispute sections in the Joint Venture Agreement executed on February 2, 1998, between the Company's founding shareholders.

[Signature page to follow]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

COMVERSE INFOSYS LTD.	COMVERSE INFOSYS (SINGAPORE) PTE LTD.
By: Ady Meretz	By:	/s/ Stewart Yen

Title: V.P. General Manager Asia Pacific	Title:	Chairman

EXHIBIT A—CCD PRODUCTS

ULTRA™ products.

EXHIBIT B—TRADEMARKS

COMVERSE
COMVERSE TECHNOLOGY
COMVERSE INFOSYS
COMVERSE NETWORK SYSTEMS
INFOSYS
RELIANT
STAR GATE
AUDIO DISK
ULTRA.
ULTRA SELECT

EXHIBIT C—CCD Terms of Payment/ Commission

A. General

        The parties plan to have three types of sales of CCD Products in Singapore within the framework of this Agreement, as defined below. Each kind of sale shall entail different kind of obligations upon the Company and shall entitle the Company to a different commission and payment terms, as defined below:

1.
Complete sale by the Company as a distributor ("Company Sale"). This kind of sale is defined as a sale made in its entirety by the Company, with a full time sales person of the Company engaged in this activity. In a Company Sale the Company shall be granted a discount of 40% from the price paid by the end customer (provided that such end user price was approved by Comverse). The Company shall pay to Comverse thirty percent (30%) of the Purchase Price within thirty (30) days following the acceptance of the Purchase Order by Comverse. The balance of the Purchase Price shall be paid to Comverse in accordance with the terms of payment agreed between the Company and the respective Customers in which such ordered Products are sold. The Company shall notify Comverse of such payment terms in the Purchase Order. The delivery terms of the CCD Products shall be DDU Singapore, as defined in Incoterms 2000.'

  The Responsibilities of the Company in a Company Sale shall be: Sale, payment terms with end customer, Installation, Marketing and sales activities, Warranty first year service, after Warranty service, first and second level support, Demo facility, spare parts, trainings etc...

2.
A sale made by and through Comverse sales personnel in Singapore (currently Manish Shah) ("Comverse Sale"). In a Comverse Sale the Company shall be entitled to 15% from the price paid by end customer. The purchase order in the Comverse Sale will be made through the Company to Comverse and Comverse will pay back to the Company 15% of the price actually paid by end customer to Comverse as the payment to the Company. The Company shall transfer the payments from end customer to Comverse within 7 days after they are received by the Company, and Comverse will pay back to the Company 15% of each such payment 7 days after its receipt by Comverse. All payments will be made against applicable invoices.

  The Responsibilities of the Company in a Comverse Sale shall be: Sale support, Installation, Warranty first year service, first and second level support.

3.
A sale through a local distributor in Singapore (such as Radiance) and Comverse ("Distributor Sale"). In a Distributor Sale the Company and the Distributor shall be entitled together to a discount of 40% from the APAC price list. The share of the discount between the Distributor and the Company will be coordinated and approved by Comverse on a case by case basis, in accordance with the responsibilities defined for each side in each specific Distributor Sale.

  The Payment method in the Distributor Sale will be as in the Comverse sale, with only the Company's share of discount paid to the company as mentioned above in this paragraph.

In the event service contracts shall be made with customers of Comverse Sale, the orders of such contracts will be handled and executed by the Company directly, and the Company shall pay Comverse a commission of 20% of these orders.

B. Spare Parts

        The Company shall be responsible, at is own cost and expense, for maintaining and providing spare parts to the end users from the day the Product was supplied by Comverse, except in a Comverse Sale; in a Comverse Sale, Comverse will be responsible for providing, at its expense, spare parts during the end customer warranty period. After the end of the warranty period the Company will assume responsibility for the spare parts in a Comverse Sale as well.

C. Out of Singapore Technical Support

        The Company shall provide first and second level support services outside of Singapore in accordance with CCD needs, with Coordination with the Company. The payment for this activity will be based on travel and lodging expenses plus the day support price for the period of travel, which at the date of this Agreement is 600 S$        .

D. Amendments

        Any amendments or changes to this Exhibit C and the fees set forth here in shall be made only with the approval of Comverse' CCD General Manager of Asia Pacific.

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AGREEMENT
EXHIBIT A—CCD PRODUCTS
EXHIBIT B—TRADEMARKS
EXHIBIT C—CCD Terms of Payment/ Commission